FORM 8-K




                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                         Date of Report: August 6, 1999



                              THE DIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)




     DELAWARE                                                      51-0374887
(State  or  Other  Jurisdiction  of                         (I.R.S.  Employer
Incorporation  or  Organization)                         Identification  No.)


15501  NORTH  DIAL  BOULEVARD
       SCOTTSDALE,  ARIZONA                                        85260-1619
(Address  of  Principal  Executive  Offices)                      (Zip  Code)


Registrant's  Telephone  Number,  Including  Area  Code  (602)  754-3425

ITEM  5.  OTHER  EVENTS.

On August 6, 1999, the Company issued a press release relating to its $75 million stock repurchase program and a declaration of its quarterly dividend, a copy of which is filed herewith as Exhibit 99.

ITEM  7.
     (C)  Exhibits    (99)  Press  Release  of  the Company dated August 6,1999.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


THE  DIAL  CORPORATION
August  18,  1999

\s\  Susan  J.  Riley
     Senior  Vice  President  and  Chief  Financial  Officer














     Nancy  Stern  -  Corporate  Affairs
     602.754.4090

               DIAL ANNOUNCES $75 MILLION STOCK REPURCHASE PROGRAM
                         AND DECLARES QUARTERLY DIVIDEND

SCOTTSDALE, ARIZ., AUGUST 6, 1999 - The Dial Corporation (NYSE:DL) announced today that its Board of Directors has authorized the Company to repurchase up to $75 million of its Common Stock. The Common Stock may be purchased by the Company from time to time in open market or privately negotiated transactions. The repurchase program is expected to be completed over the next 12 months. The Company recently completed a $75 million stock repurchase program authorized in August 1998.
     The extent to which the Company repurchases its shares and the timing of such purchases will depend upon market conditions and other corporate considerations. Any repurchased shares are expected to be used under employee benefit and stock option programs and for other general corporate purposes. The Board of Directors also announced today that it has declared a quarterly dividend of $0.08 per share on the Company's Common Stock. The dividend is payable October 15, 1999, to stockholders of record at the close of business on September 15, 1999.
The Dial Corporation, headquartered in Scottsdale, Arizona, is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, Armour Star canned meats, and the Sarah Michaels, Freeman and Nature's Accents personal care brands. Dial products have been in the American marketplace for more than 100 years.
                                      # # #